Exhibit 10.37

CERTAIN INFORMATION IDENTIFIED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made and entered as of November 7, 2024 (the “Effective Date”), by and between Enveric Biosciences, Inc., a Delaware corporation (hereinafter “Company”) and MycoMedica Life Sciences, PBC, a Delaware public benefit corporation (hereinafter “Licensee”). Company and Licensee shall each be considered a “Party” and together the “Parties.”

WHEREAS Company owns or controls certain Company Intellectual Property, as defined herein;

WHEREAS Licensee is in the business of developing (including obtaining applicable regulatory approvals), manufacturing, commercializing, distributing, marketing, and/or selling of certain pharmaceutical products;

WHEREAS Company intends to license to Licensee, and Licensee agrees to obtain a license from Company to, the Company Intellectual Property so that Licensee can Develop, Manufacture and Commercialize Licensed Product(s); and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1	ARTICLE 1 – DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1	“Affiliate” means, with respect to a Party, any specified Person, any other Person which (directly or indirectly) is controlled by controls or is under common control with such specified Person.

1.2	“Ancillary Agreements” means any other agreements entered into after the Effective Date between the Parties (or their respective Affiliates) with respect to the Development or Manufacture of the Licensed Product.

1.3	“Claim” means any demand or any civil, criminal, administrative, or investigative claim, action, or proceeding (including arbitration) asserted, commenced, or threatened against a Person or a Party and related to this Agreement.

1.4	“Clinical Trial” means a controlled study in humans of the safety or efficacy of a product, and includes, without limitation, such clinical trials as are designed to support expanded labeling or to satisfy the requirements of a Regulatory Authority in connection with any product approval and any other human study used in the research and development of a product. Clinical Trials include Phases of said Clinical Trials as are described in the appropriate subsections of 21 CFR 312.21.

1.5	“Confidential Information” means, with respect to a Party, all non-public information of such Party or its Affiliates that is disclosed to the other Party under this Agreement, whether disclosed in oral, written, graphic, or electronic form regardless of whether the information is marked as confidential.

1.6	“Combination Product” means a combination product as defined in 21 C.F.R. § 3.2(e) or any other product consisting of the Licensed Product with any other drug, biological product, or medical device whether they are formulated together, packaged together and sold for a single price, or administered to patients together according to a Product label or other specific instructions approved by a Regulatory Authority (whether or not packaged together).

1.7	“Commercialize,” “Commercialization,” or “Commercializing” means, with respect to any pharmaceutical product, all activities (whether occurring before (to the extent permitted by applicable Law) or after the regulatory approval for a product) pertaining to the marketing, market development, or promotion of a product for commercial sale, the commercial sale of a product, including advertising, market research, offering to commercially sell, distributing, importing, exporting, or transporting a product for commercial sale, and regulatory activities in connection with or in support of the foregoing, but, for clarity, not Development or Manufacture.

1.8	“Commercially Reasonable Efforts” means the active carrying out of obligations or tasks with a level of effort and resources consistent with the commercially reasonable practices used by a similarly situated pharmaceutical company at a similar stage of commercialization and of similar market potential, profit potential and strategic value, taking into consideration safety and efficacy, cost, the competitiveness of alternative products, the proprietary position, and all other relevant factors as measured by the facts and circumstances at the time such efforts are due.

1.9	“Company Indemnified Parties” means Company and its respective equity holders, directors, officers, managers, employees, and agents.

1.10	“Company Intellectual Property” means Company Patents and Company Technology, together with Improvements thereto to the extent owned or controlled by Company which relate to the Licensed Product, including any modifications, analogs, or derivatives thereof, wherein such modification, analog, or derivative, is covered by a Valid Claim(s) of the Company Patents as of the Effective Date.

1.11	“Company Patents” means the Patents set forth in Schedule A, attached hereto, and any continuations, continuations-in-part, divisionals, utility models, extensions (including extensions under the USA Patent Term Restoration Act, extensions of patents under the Japanese Patent Law and Supplementary Protection Certificates), renewals, substitutions and additions thereof and all reissues, revalidations and re-examinations thereof, including any and all foreign counterparts thereof, as well as any other patent rights controlled by Company that contain at least one Valid Claim that would be infringed by the manufacture, import, use, offering for sale, or sale of Licensed Product(s) (if such activity were performed by a Third Party).

1.12	“Company Technology” means, collectively, all Know-How Controlled by Company that is related to Licensed Products and which is necessary or useful to research, Develop, Manufacture, and/or Commercialize Licensed Product(s), including, but not limited to: rights in unpatented subject matter, data (excluding protected health information as defined in the Health Insurance Portability and Accountability Act of 1996, codified as 42 U.S.C. 1320d or other personal protected information), and tangible materials that are: (a) directly related to or disclosed in the Company Intellectual Property; or (b) within the Field.

1.13	“Control” means, with respect to Company Intellectual Property, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such Company Intellectual Property as provided for herein without violating the terms of any written agreement with any Third Party.

1.14	“Develop,” “Developed,” “Developing,” or “Development” means, with respect to any pharmaceutical product, all activities relating to the development of a product and in obtaining the applicable regulatory approval for that product, including activities related to formulation, preclinical and other non-clinical testing, toxicology testing, human and animal clinical studies, test method development and stability testing, process development, analytic development, statistical analysis and report writing, the preparation and submission of regulatory approval applications, regulatory affairs with respect to the foregoing (including communications with Regulatory Authorities), and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining the applicable regulatory approval for that product, including development of packaging and labeling components for regulatory approval and manufacturing process development and associated quality assurance, quality control activities, scale-up and/or analytic process development. For clarity, Development activities do not include any Manufacturing or Commercialization activities.

1.15	“Development Costs” means, with respect to a Licensed Product, the sum of (i) all costs and expenses incurred by Licensee from the Effective Date through the date of calculation that directly relate to the Development conducted by or on behalf of Licensee with respect to a Licensed Product, including direct costs attributed to FTEs, out-of-pocket expenses, and any amounts paid to a Third Party for the development of the subject Licensed Product; (ii) general overhead costs incurred by Licensee or its Affiliates related to the subject matter of this Agreement through the date of calculation that are allocable to a Licensed Product, where general overhead costs are allocated as incurred on a monthly basis to such Licensed Product; and (iii) all license fees, milestones, and such other non-royalty payments due a Third Party under any option, license or covenant not to sue with respect to Development, Manufacture or Commercialization of the Licensed Product, including without limitation, settlement of any IP Claim.

1.16	“Dispute” means any Claim, dispute, or controversy arising out of, or relating to, this Agreement and/or an Ancillary Agreement, including any of the foregoing with respect to the interpretation and/or enforcement of, or any determinations under, any provision of this Agreement and/or an Ancillary Agreement and the performance of either Party of its obligations under this Agreement and/or an Ancillary Agreement.

1.17	“FDA” means the United States Food and Drug Administration or any successor entity thereto. For purposes of this Agreement, references to FDA shall include, as may be applicable, any foreign governmental agency having the administrative authority to regulate the marketing of animal or human pharmaceutical products or biological therapeutic products, delivery systems and devices within an applicable jurisdiction.

1.18	“Field” means all fields.

1.19	“First Commercial Sale” means, with respect to a Licensed Product, the first sale to a Third Party of a Licensed Product in a country.

1.20	“Governmental Authority” means any supra-national, federal, national, regional, state, provincial, local, or other governmental department, Regulatory Authority, judicial or administrative body, whether domestic or foreign, or international.

1.21	“Improvements” means, all Patents and Know-How related to the Licensed Product that are conceived, discovered, developed, reduced to practice, or otherwise made after the Effective Date.

1.22	“IND” means an investigational new drug application filed with the FDA for authorization to commence clinical trials, and its equivalent in other countries or regulatory jurisdictions in the Territory.

1.23	“Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data, results and other material, including, pre- clinical and clinical trial results, manufacturing procedures, test procedures, and purification and isolation techniques, (whether or not confidential, proprietary, patented, or patentable) in written, electronic or any other form, and all other discoveries, developments, information and inventions (whether or not confidential, proprietary, patented, or patentable), and tangible embodiments of any of the foregoing, including any discoveries, developments, information, or inventions relating to the stability, safety, efficacy, operation, manufacture, ingredients, preparation, indications, presentation, formulation, means of delivery, or dosage of any pharmaceutical composition or preparation, in all cases whether or not (i) confidential, proprietary, patented or patentable, (ii) reduced to written, electronic or any other form, and (iii) now known or hereinafter developed.

1.24	“Law” means all statutes, regulations, directives, ordinances, orders, rulings, agency, or court interpretations (including common law), or other action or requirement of any Governmental Authority in any jurisdiction in the world whether currently in force or enacted during the Term applicable to the Development, Manufacture, and/or Commercialization of the Licensed Products.

1.25	“Licensed Product” means any pharmaceutical product including any metabolite, salt, hydrate, solvate, polymorph, isotopologue, isomer, or enantiomer thereof. suitable for administration to humans or animals where such formulation contains the molecule set forth in Schedule B, attached hereto.

1.26	“Licensee Indemnified Parties” means Licensee and its Affiliates and their respective equity holders, directors, officers, managers, employees, and agents.

1.27	“Licensee Intellectual Property” means all Know-How (including associated Patents and other intellectual property rights) owned or controlled by Licensee, excluding Company Intellectual Property.

1.28	“Loss” or “Losses” means all claims, losses, liabilities, damages, fines, penalties, and related costs, expenses, and other charges, including reasonable legal fees, costs of investigation, litigation, settlement, judgement, and appeal, remediation, obligations, and corrective actions required by Law, and any taxes imposed, interest, fines, and penalties with respect to the foregoing.

1.29	“Manufacture” and “Manufacturing” means all activities related to the manufacturing process development and associated validation, quality assurance, quality control activities, scale-up and/or analytic process development, actual production, manufacture, processing, filling, finishing, packaging, labeling, storing and shipping of a pharmaceutical product for pre-clinical, clinical and commercial use, including product characterization, quality assurance, and quality control but excluding those process development, qualification and validation, and scale-up activities included in Development activities.

1.30	“Net Revenues” means sales revenue received from the sale of Licensed Product(s) by Licensee or its Affiliates, less the following deductions:

1.30.1	credits or allowances actually granted for damaged Licensed Product, returns or rejections of Licensed Product, price adjustments and billing errors;

1.30.2	normal and customary trade, cash and quantity discounts, allowances and credits actually allowed or paid, including the following:

1.30.2.1	those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns and rebates,

1.30.2.2	administrative and other fees and reimbursements and similar payments to wholesalers and other distributors, buying groups, specialty pharmacies, pharmacy benefit management organizations, health care insurance carriers and other institutions,

1.30.2.3	allowances and rebates paid to distributors, and

1.30.2.4	chargebacks;

1.30.3	commissions allowed or paid to Third Party distributors, brokers, or agents with respect to the distribution of Licensed Product, other than sales personnel, sales representatives and sales agents employed by Licensee or its Affiliates;

1.30.4	transportation costs, including insurance, for outbound freight related to delivery of Licensed Product;

1.30.5	sales taxes, VAT taxes and other taxes directly related to the sales or delivery of the Licensed Product;

1.30.6	customs and excise duties and other duties related to the sales to the extent that such items are included in the gross amount invoiced;

1.30.7	the actual amount of any write-offs for bad debt relating to such sales during the applicable period; and

1.30.8	rebates and similar payments made with respect to sales paid for by any Governmental Authority or Regulatory Authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program.

1.31	“Patent” means patents and patent applications, as well as any continuations, continuations-in-part, divisionals, utility models, extensions (including extensions under the USA Patent Term Restoration Act, extensions of patents under the Japanese Patent Law and Supplementary Protection Certificates), renewals, substitutions and additions thereof and all reissues, revalidations and re-examinations thereof, including any and all foreign counterparts thereof, as well as any other patent rights that contain at least one Valid Claim that would be infringed by the manufacture, import, use, offering for sale, or sale of Licensed Product(s) (if such activity were performed by a Third Party).

1.32	“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other type of legal entity.

1.33	“Regulatory Approval” means, with respect to a country or regulatory jurisdiction in the Territory, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary to commercially import, distribute, sell or market a Licensed Product in such country and including, where applicable, (i) pricing or reimbursement approval in such country, (ii) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), (iii) labeling approval, and (iv) technical, medical and scientific licenses.

1.34	“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils, or other Governmental Authorities regulating or otherwise exercising authority with respect to the Development, Manufacture or Commercialization of the Licensed Products in the Territory.

1.35	“Sublicense” means a written agreement pursuant to which Licensee grants rights to the Company Intellectual Property to a Sublicensee to make, have made, offer to sell, and/or sell the Licensed Product in the Territory in compliance with, and subject to, the terms of this Agreement.

1.36	“Sublicensee” means any entity to which an express sublicense has been granted under the Patent Rights. For clarity, a Third Party wholesaler or distributor who has no significant responsibility for marketing and promotion of the Licensed Product within its distribution territory or field (i.e., the Third Party simply functions as a reseller), and who does not pay any consideration to Licensee or an Affiliate for wholesale or distributor rights, shall not be deemed a Sublicensee; and the resale by such a wholesaler or distributor shall not be treated as royalty bearing Net Revenues by a Sublicensee provided that a royalty is being paid by Licensee for the initial transfer to the wholesaler or distributor pursuant to this Agreement.
1.37	“Term” has the meaning set forth in Section 7.1.

1.38	“Termination Notice” means a written notice specifying that a Party is electing to terminate the Agreement in accordance with the terms of Section 7.

1.39	“Territory” means worldwide.

1.40	“Third Party” means any Person other than Company or Licensee and their respective Affiliates.

1.41	“Valid Claim” means a claim of a pending or issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue).

2	ARTICLE 2 – LICENSE GRANT; DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION

2.1	Grant of License Rights to Licensee. Subject to the terms and conditions of this Agreement, Company hereby grants to Licensee during the Term an exclusive (to the extent forth in Section 2.2, below), royalty-bearing, license with a right to sublicense (as set forth in Section 2.5 below) the Company Intellectual Property and within the Field, to Develop, have Developed, Manufacture, have Manufactured, Commercialize, and have Commercialized the Licensed Product(s) in the Territory.

2.2	Exclusivity. During the Term of this Agreement, Company shall not grant rights to the Company Intellectual Property to any Third Party in the Territory to Develop, Manufacture or Commercialize Licensed Product(s). During the Term, Company shall not Develop, Manufacture or Commercialize (or enter into any arrangement with any Person to Develop, Manufacture or Commercialize) Licensed Product(s).

2.3	All Rights Reserved. Company hereby reserves all rights not expressly granted to Licensee under this Agreement, and without limiting the foregoing, all rights granted to Licensee under this Agreement are subject to Company’s reserved right to use the Company Intellectual Property for the Development, Manufacture, and/or Commercialization of any products or services which are not Licensed Product(s), including within the Territory

.

2.4	Subcontracting. Licensee may permit the use of Third-Party subcontractors for purposes of conducting subcontracted obligations pursuant to the license granted herein by Company to Licensee pursuant to Section 2.1. Licensee shall remain primarily liable to Company for all of Licensee’s duties and obligations contained in this Agreement, including the payments due pursuant to Article
4. Any act or omission of any subcontractor, whether permitted or not, that would be a breach of this Agreement if committed or omitted by Licensee shall be considered a breach by Licensee.

2.5	Sublicensing. Licensee has the right to grant Sublicenses to Sublicensees within the Territory. Each such Sublicensee shall agree in writing to be bound by the terms and conditions of this Agreement. Licensee and each Sublicensee hereby covenant and agree that (A) Sublicensee shall not exceed the scope and rights of the License granted to Licensee hereunder, (B) Licensee will remain fully responsible and liable to Company for any acts or omissions of a Sublicensee, including in respect of compliance with this Agreement, as if Licensee had committed such action or inaction itself, and (C) Company shall be entitled to enforce the terms and conditions of this Agreement that are applicable to a Sublicense against Licensee and/or such Sublicensee. Licensee shall deliver to Company a true, complete, and correct copy of each Sublicense granted by Licensee, and any modification or termination thereof, within thirty (30) days following the execution, modification, or termination of each Sublicense.

2.6	Development. Subject to the terms and conditions of this Agreement, Licensee shall have the exclusive right to Develop, and shall be responsible for the Development of, the Licensed Product in the Field in the Territory during the Term. Licensee shall bear all Development Costs to Develop the Licensed Product.

2.7	Manufacture. Licensee shall be solely responsible for the Manufacture of the Licensed Product in the Field in the Territory at its cost and expense. Company shall reasonably cooperate with Licensee in the technology transfer of the formulation and manufacturing process of the Licensed Product to Licensee or its designee, including as may be more particularly described in any Ancillary Agreement(s) executed by the Parties for Company services.

2.8	Commercialization. Licensee shall have the exclusive right to control, and shall be responsible for, the Commercialization of the Licensed Product in the Field in the Territory at its cost and expense.

2.9	Right to Purchase. Licensee is relying on the business experience, knowledge and ability of the current owners or management of Company to make the arrangements contemplated by this Agreement for the support in the Development, Manufacture, and Commercialization of the Licensed Products. Accordingly, if Company consummates a transaction pursuant to which: (i) fifty-one percent (51%) or more of the equity of Company becomes directly or indirectly owned or controlled by a Third Party pursuant to a sale or a transfer of Company equity, by operation of law or otherwise; or (ii) Company enters into receivership or otherwise commences bankruptcy proceedings, (collectively a “Change of Control”), Company shall give Licensee prompt written notice of its Change of Control. Following written notice, Licensee shall have the right, upon written notice to Company (or its successor-in-interest) to purchase, for $[***], the Company Patents (the “Purchase Option”). Upon exercise of the Purchase Option, Company shall enter, or cause to be entered, assignments to Licensee of all right, title, and interest in and to the Company Patents. The Parties shall thereafter continue to perform and remain subject to their respective obligations under this Agreement and Licensee shall maintain the Company Patents in its reasonable discretion, subject to rescission of such assignment, and reversion to Company, due to discontinuance by Licensee of Company Patent maintenance, discontinuance of Development and Commercialization of Licensed Product(s) as required by this Agreement, or other triggering event by Licensee as set forth in this Agreement.

3	ARTICLE 3 - FURTHER COVENANTS AND AGREEMENTS

3.1	Compliance with Laws. Each Party shall perform its obligations under this Agreement and any Ancillary Agreement in accordance with applicable Law. Each Party hereby agrees that it shall not employ or otherwise use in any capacity for the purpose of performing Development or Manufacturing for any Licensed Product, the services of any Person (including any employee or subcontractor): (i) that is currently excluded, debarred, suspended, or otherwise ineligible to participate in any governmental healthcare programs, (ii) that has been convicted of a criminal offense related to the provision of healthcare items or have been excluded, debarred, suspended, or otherwise declared ineligible to participate in any governmental healthcare programs, or (iii) that, to such Party’s knowledge, is under investigation or involved in any dispute with a Governmental Authority that may result in such Person being excluded, debarred, suspended, or otherwise declared ineligible to participate in any governmental healthcare programs.

3.2	Regulatory Matters. Licensee shall have sole responsibility for preparing, filing, and prosecuting with Regulatory Authorities the application for the applicable Regulatory Approval for the Licensed Product, in its own name, subject to reasonable cooperation by Company as may be requested by Licensee.

4	ARTICLE 4 – PAYMENTS

4.1	Payments. In partial consideration of the license and other rights granted herein, subject to the terms and conditions set forth in this Agreement, Licensee shall make the following non-refundable payments to Company on the applicable date or event (each such payment being due only once):

PAYMENT EVENT	PAYMENT
Execution Fee: due upon full execution of the Agreement	$[***]
Due upon MMLS discovery of acceptable (in MMLS’s sole discretion) toxicology data of EB-002	$[***]
Due upon MMLS production of a stable (in MMLS’s sole discretion) salt of the EB-002 product.	$[***]
Due upon first patient-first visit (FPFV) in the first Phase I Clinical Trial	$[***]

4.2	Milestone Fees. Licensee shall promptly inform Company of the achievement of each of the Development and Sales milestone events as set forth below by Licensee or any of its Affiliates or Sublicensees. In partial consideration of the license and other rights granted herein, and subject to the terms and conditions set forth in this Agreement, Licensee shall make the following non- refundable milestone fee payments to Company within thirty (30) days of the occurrence of each applicable event (each such payment being due only once, irrespective of the number of Licensed Products, or the number of clinical indications or trials conducted therefor):

DEVELOPMENT MILESTONE EVENT	MILESTONE FEE
1. First Phase I Clinical Trial Completion	$[***]
2. First Phase II/IIb Clinical Trial Completion	$[***]
3. First Phase II/III or III Clinical Trial Completion	$[***]

Note: For these Development Milestone Events, “Completion” shall be defined as 60 days after data lock of a study the first Licensed Product to be clinically evaluated in each phase.

SALES MILESTONE EVENT	MILESTONE FEE
1. Reaching $300 Million in aggregate sales of Licensed Product	$[***]
2. Reaching $1 Billion in aggregate sales of Licensed Product	$[***]
3. Reaching $2 Billion in aggregate sales of Licensed Product	$[***]

4.3	Maintenance Fees. Following the Effective Date, Licensee shall be responsible for the maintenance and prosecution of the Company Patents in jurisdictions mutually agreed to by the Parties in a separate writing. If Licensee elects not to pay the applicable patent fees for a particular jurisdiction, Company will have the option to pay those unpaid fees, however upon Company’s payment all rights will revert to Company for that specific patent in that specific jurisdiction and will no longer be deemed part of Company Intellectual Property.

4.4	Royalties. In partial consideration of the license and other rights granted herein, and subject to the terms and conditions set forth in this Agreement, Licensee shall pay to Company, and shall cause Sublicensees to pay to Company, on a quarterly basis, royalties based on Net Revenues, of the Licensed Product on a Licensed Product-by-Licensed Product and country-by-country basis in the Territory in accordance with the following:

LICENSED PRODUCT SALES (per Licensed Product)	ROYALTY RATE (per Licensed Product)
1. Net Revenues from $[***] to $[***]	[***]%
2. Net Revenues above $[***]	[***]%

4.4.1	Royalty Stacking. If, during the Term, Licensee is required (in its sole judgement) to take a royalty-bearing license under intellectual property rights owned by a Third Party in order to make, use, offer to sell, sell, or import a Licensed Product, Licensee may deduct from those affected royalties due under this Agreement on the Net Revenues of that Licensed Products the royalties actually paid by Licensee to each Third Party for that Licensed Product; provided that total deductions for under both Sections 4.4.1 and 4.4.2 shall be limited to a maximum of fifty percent (50%) of the royalties owed by Licensee to Company under each applicable reporting period.

4.4.2	Combination Products. If a Licensed Product is sold in combination with other services or products (collectively a “Combination Product”), Net Revenues shall be determined by multiplying the Net Revenues by the fraction A/(A+B) wherein “A” is the value of the Net Revenues of the Licensed Product and “B” is the Net Revenues of any other service(s) or product(s) included the Combination Product when sold separately during the same period, in the same geographic region to the same class of customer. If, on a country-by-country basis, either the Licensed Product and/or the other service(s) and/or product(s) included in the Combination Product are not sold separately in said country, Net Revenues shall be determined by Licensee in good faith. The total deductions under both Sections 4.4.1 and 4.4.2 shall be limited to a maximum of fifty percent (50%) of the royalties owed by Licensee to Company under any applicable reporting period.

4.4.3	Patent Expiration. On a country-by-country basis, following the last-to-expire of the Company Patents, but during the Term, royalties on Net Revenues shall automatically be reduced by fifty percent (50%), and no further deductions with regard to royalty-stacking or combination products shall apply to royalties paid on Net Revenues of such Licensed Products.

4.4.4	Quarterly Royalty Reports. Within sixty (60) days after the end of a calendar quarter during which there are sales of a Licensed Product in any country of the Territory, Licensee shall provide Company with a written report (the “Quarterly Royalty Report”) setting forth (i) the date of First Commercial Sale of each Licensed Product in each country; (ii) the amount of Net Revenues, specifying the gross sales and the deductions taken to arrive at the Net Revenues, listed by Licensed Product and by country, and any other credits or offsets; and (iii) the total royalty payments due to Company by Licensed Product and by country. Along with each Quarterly Royalty Report, Licensee shall pay to Company the royalties due and payable under this Agreement. If no royalties or fees are due and payable, Licensee shall so report.

4.4.5	Records Pertaining to Sales or Other Disposition of Licensed Product. Licensee shall keep complete, true, and accurate books and records relating to Development or Manufacturing activities conducted by Licensee, its Affiliates, or its designees under this Agreement for the period required by applicable Laws. In addition, Licensee shall keep (and cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Licensed Products in sufficient detail to permit Company to confirm the accuracy of royalties and sales milestones due hereunder, for at least three (3) years following the calendar quarter to which the information relates.

4.4.6	Examination Rights Pertaining to Sales or Other Disposition of Licensed Product. During the Term and for three (3) years thereafter, Company shall have the right to appoint an independent certified public accountant to examine the applicable Net Revenue records of Licensee and its Affiliates to verify the accuracy of the relevant Quarterly Royalty Reports and royalties and milestones payable, by inspection of relevant books of accounts and records, subject to the following terms:

4.4.6.1	Licensee and its Affiliates shall make their books and records available for inspection by the accountant solely to verify the accuracy of its Quarterly Royalty Reports and royalties and sales milestones payable.

4.4.6.2	Company shall give at least thirty (30) days prior notice to Licensee of when its accountant shall visit Licensee and its Affiliates or Sublicensees.

4.4.6.3	Licensee and its Affiliates shall give access to the accountant to the relevant books and records during regular business hours at the place or places where the books and records are usually kept. While inspecting such accounts and records, the accountant shall abide by all of Licensee’s (or its Affiliate’s) standard rules and regulations.

4.4.6.4	The accountant shall prepare and deliver to each Party a report setting out its findings no later than thirty (30) days after the examination has been completed.

4.4.6.5	Company’s examination right under this Section may not be exercised more than once every calendar year and only once for each examined calendar quarter.

4.4.6.6	Company shall bear the examination costs, except where the examination shows that Licensee has underpaid Company by five percent (5%) or more of the total amount due for a calendar year, in which case Licensee shall bear the reasonable out-of-pocket examination costs.

4.4.6.7	Where there has been an underpayment, Licensee shall pay to Company the underpayment with a monthly interest rate as set forth in Section 12.11 (together with reasonable and documentable examination costs if applicable) due within thirty (30) days of its receipt of the accountant’s report. In the case of overpayment by Licensee, any future payments payable to Company shall be offset by the amount of overpayment.

4.4.7	Payment Exchange Rate. In the case of sales by Licensee and its Affiliates outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars due Company shall be made at the rate of exchange established by Oanda.com, prevailing on the third to the last business day of the month prior to the month in which such sales are recorded by Licensee and its Affiliates.

4.5	[***].

4.6	Buyout Option. Throughout the Term of this Agreement, Licensee shall have the option to buy out all payment obligations otherwise set forth in Sections 4.1 through 4.4, by making a one-time cash payment to Company in accordance with the following, and upon rendering of such payment to Company, no further amounts shall be due or payable under Sections 4.1 through 4.4:

BUYOUT EVENTS	BUYOUT PAYMENT
1. On or before first Phase I Clinical Trial Completion of any Licensed Product for any indication(s)	$[***]
2. After No. 1 above, but before first Phase II/IIb Clinical Trial Completion of any Licensed Product for any indication(s)	$[***]
3. After No. 2 above, but before first Phase II/III or Phase III Clinical Trial Completion of any Licensed Product for any indication(s)	$[***]
4. Upon first Regulatory Approval of any Licensed Product for any indication(s)

[***]% of Discounted Cash Flow (DCF) value of all Licensed Products then being Commercialized by Licensee, on a country-by-country and Licensed Product-by-Licensed Product basis over the remaining term(s) of the Patent(s) that include Valid Claim(s) actually covering such Licensed Product(s) in such country(ies), and as anticipated by this Agreement and as calculated by an independent Third Party mutually selected by the Parties

Note: If the Parties do not mutually agree, within ten (10) days, on an independent Third-Party accountant, then each Party shall select an independent Third-Party accountant, and those two Third Party accountants shall select a third qualified individual or entity, and all three will establish DCF value as described in 4.6.4 above.

5	ARTICLE 5 - CONFIDENTIALITY

5.1	Confidentiality. Each Party shall, and shall cause its Affiliates, and each of its and their current and former respective officers, directors, employees and agents, including subcontractors (collectively, Receiving Party’s “Representatives”) to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, by or on behalf the other Party for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by or on behalf of the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or such use is reasonably necessary for the performance of the Receiving Party’s obligations, or the exercise by the Receiving Party of its rights, under this Agreement. “Confidential Information” means any information provided by or on behalf of one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) relating to the terms of this Agreement, the Licensed Product, the performance of Development activities, Manufacturing activities, Commercial activities or the scientific, regulatory, or business affairs or other activities of the Disclosing Party or the Disclosing Party’s Affiliates. Each Receiving Party shall (and shall cause its Affiliates to) take reasonable actions to protect against any use or disclosure of the Confidential Information of the Disclosing Party except as expressly permitted under this Article 5. A Party’s Representatives that receive or otherwise have access to the Disclosing Party’s Confidential Information under this Article 5 shall have a need to know such information and shall be bound by obligations of confidentiality and non-use substantially similar to the Receiving Party’s obligations hereunder. Notwithstanding the foregoing, Confidential Information shall not include any information that:

5.1.1	is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault, or negligence on the part of Receiving Party or its Representatives;

5.1.2	can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s possession prior to disclosure by or on behalf of the Disclosing Party without any obligation of confidentiality with respect to said information;

5.1.3	is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to said information; or

5.1.4	can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

5.2	Permitted Disclosures. Each Receiving Party may disclose Confidential Information disclosed to it by the Disclosing Party to the extent that such disclosure by the Receiving Party is:

5.2.1	made in response to a valid order of a court of competent jurisdiction or other Governmental Authority of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by applicable Law; provided, however, that the Receiving Party, where reasonably possible, shall give notice, to the extent legally permitted, to the Disclosing Party and given the Disclosing Party (at its sole expense) a reasonable opportunity to oppose the order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be reasonably limited to the information that is legally required to be disclosed in response to such court or governmental order and such information disclosed shall be considered Confidential Information for all other purposes;

5.2.2	otherwise required by applicable Law or the requirements of a national securities exchange or stock market; provided that the Receiving Party shall (i) if not prohibited by applicable Law, provide the Disclosing Party with reasonable advance notice of, and an opportunity to comment on, any such required disclosure, to the extent such advance notice is legally permitted, (ii) if not prohibited by applicable Law, if requested by the Disclosing Party, seek confidential treatment with respect to any such disclosure to the extent available, and (iii) if not prohibited by applicable Law, consider the comments of the Disclosing Party in any such disclosure or request for confidential treatment;

5.2.3	made by the Receiving Party to a Regulatory Authority as required in connection with obtaining or maintaining any Regulatory Approval for the Licensed Product; provided, however, that reasonable measures shall be taken to seek confidential treatment of such information;

5.2.4	made by the Receiving Party as appropriate to file or prosecute Patents, prosecute, or defend litigation, file Regulatory Approval applications, or otherwise establish rights or enforce obligations under this Agreement;

5.2.5	made by the Receiving Party or its Representative to its actual or prospective attorneys, auditors, advisors, consultants, contractors, Sublicensees or other Third Parties in connection with the performance of its obligations or exercise or potential exercise of its rights as contemplated by this Agreement; provided, however, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information that are substantially similar to the Receiving Party’s obligations hereunder; and

5.2.6	made by the Receiving Party or its Representative to actual or prospective acquirers, merger candidates, or investors (and to their respective Affiliates, representatives and financing sources); provided that (i) each such Third Party signs an agreement that contains obligations that are substantially similar to the Receiving Party’s obligations hereunder, and (ii) each such representative or financing source to whom information is disclosed shall (a) be subject to reasonable obligations of confidentiality, (b) be informed of the confidential nature of the Confidential Information so disclosed, and (c) agree to hold such Confidential Information subject to the terms thereof.

5.3	Use of Name. Except as expressly provided in this Agreement, neither Party shall mention or otherwise use the corporate names or any other name or trademark of the other Party (or any abbreviation, acronym, adaptation, translation or transliteration thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of that other Party in each instance. The restrictions imposed by this Section 5.3 shall not prohibit either Party from making any disclosure that is otherwise permitted under this Article 5 or with respect to which written consent has previously been obtained. Further, the restrictions imposed on each Party under this Section 5.3 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 5.

5.4	Press Releases. Neither Party shall issue any press release or other similar public communication relating to the execution of or the terms of this Agreement, its subject matter or the transactions covered by it, or the activities of the Parties under or in connection with this Agreement, without the prior written approval of the other Party, except for communications required by applicable Law or the requirements of a national securities exchange or stock market as reasonably advised by the issuing Party’s counsel (provided, that, the issuing Party complies with the provision set forth in Section 5.2.2). Notwithstanding the above, the Parties acknowledge and agree that, within four (4) business days from the Effective Date, the Parties shall issue a mutually agreed to press release announcing the execution of this Agreement. Thereafter, the Parties shall mutually agree in good faith with respect to any additional press releases prior to the issuance thereof. In addition, following any initial press release(s) announcing this Agreement, required disclosures pursuant to applicable Law, or other public disclosure approved by both Parties, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

5.5	Return or Destruction of Confidential Information. Within ninety (90) days after the earlier of (i) the expiration of the Term, or (ii) the termination of this Agreement in its entirety, each Receiving Party shall, at the Disclosing Party’s discretion and written request, promptly destroy or return to the Disclosing Party all documentary, electronic, or other tangible embodiments of the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder and any and all copies thereof, and destroy those portions of any documents that incorporate or are derived from the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder, and provide a written certification of such destruction, except that the Receiving Party may retain (a) one copy thereof for archival purposes, and (b) such additional copies of or any computer records or files containing such Confidential Information that have been created solely by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other use or purpose.

5.6	Survival of Confidentiality Obligations. The confidentiality and non-use obligations imposed on each Party under this Article 5 shall continue with respect to a particular item of Confidential Information of the other Party until seven (7) years after termination or expiration of this Agreement; provided, however, that the confidentiality and non-use obligations imposed by this Agreement with respect to Company Technology which comprises a trade secret shall continue for as long as such Company Technology remains eligible for trade secret protection under applicable federal and state trade secret Laws, but only with respect to those trade secrets that were expressly identified as such in writing at the time of first transmission thereof to Licensee.

6	ARTICLE 6 - INTELLECTUAL PROPERTY

6.1	Company Intellectual Property.

6.1.1	Ownership. As between the Parties, Company shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to all Company Intellectual Property and Improvements developed solely by Company. Any Improvements to Company Intellectual Property shall automatically be subject to and included in the license grants from Company to Licensee as set forth in this Agreement. Company will promptly disclose to Licensee all Improvements and will respond promptly to reasonable requests from Licensee for more information relating thereto.

6.1.2	Company Patents. Promptly following the Effective Date, Licensee shall assume responsibility, at its sole cost and expense, and in Company’s name, for preparing, filing, prosecuting, and maintaining (including with respect to (i) related interference, derivation, re-issuance, re- examination, opposition and other post-grant proceedings, and (ii) patent term extensions, including supplementary protection certificates and any other extensions or patent term adjustments that are now or become available in the future, wherever applicable) (collectively, “Prosecution”) Company Patents including any Company Patents that are Improvements. Licensee shall have the right to select counsel with respect to the responsibility assumed by Licensee in this Section 6.1.2. Company shall, and shall ensure that its officers, directors, employees, agents, and any inventors of Company Patent or Improvements to Company Intellectual Property, reasonably cooperate with Licensee in connection with Prosecution, including without limitation in obtaining patent term extension, supplemental protection certificate or their equivalents in any country in the Territory.

6.2	Licensee Intellectual Property. As between the Parties, Licensee shall have the sole and exclusive ownership of all right, title and interest on a worldwide basis in and to all Licensee Intellectual Property and any Improvements developed by Licensee. Company is granted no rights therein or thereto.

6.3	Infringement. In the event of infringement by a Third Party of the Company Patents (“Infringement”), Licensee shall have the first right, but not the obligation, to bring and control, at its expense, a suit or other action before a government or private tribunal against any person or entity allegedly engaged in Infringement (an “Infringement Action”). If either Party becomes aware of a suspected Infringement or any Infringement Action, such Party shall promptly notify the other Party of that suspected or actual Infringement. Company shall join an Infringement Action as a party if, in Licensee’s reasonable judgement, joinder is required for purposes of bringing or maintaining the Infringement Action. Licensee will have a period of one hundred eighty (180) days to elect to initiate an Infringement Action (or to settle or otherwise secure the abatement of such Infringement). In the event Licensee does not so elect (or settle or otherwise secure the abatement of such Infringement) within the aforementioned period of time or ten (10) days before the time limit, if any, for the filing of an Infringement Action, it will notify Company in writing and Company will then have the right to commence a suit or take action to enforce the applicable Company Patents, at Company’s sole cost and expense.

6.4	Cooperation. Each Party shall cooperate with and assist the other Party, at the cost and expense of the Party leading an Infringement Action, to fully effect this Article 6, including by executing such documents and taking such actions, and making its employees and using Commercially Reasonable Efforts to make independent contractors available to execute documents and provide information to such other Party or to such other Party’s authorized attorneys, agents, or representatives, as necessary.

6.5	No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any information disclosed to it under this Agreement or under any patents, patent applications or other intellectual property owned or controlled by the other Party or its Affiliates.

7	ARTICLE 7 - TERM AND TERMINATION

7.1	Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 7, shall continue until the longer of: (a) the last to expire of the Company Patents that Cover a Licensed Product; or (b) ten (10) years following First Commercial Sale, on a country-by-country basis (the “Term”), and following expiration of the Term all rights granted to Company Technology hereunder shall become fully paid-up and irrevocable.

7.2	Termination for Breach. Either Party may terminate this Agreement by providing a Termination Notice in the event the other Party materially breaches this Agreement, in the following time periods:

7.2.1	if the material breach is a payment default and has continued for sixty (60) days after receipt of written notice by the allegedly breaching Party;

7.2.2	for material breaches that are capable of being cured within ninety (90) days, if the breach has continued for ninety (90) days after receipt of written notice by the allegedly breaching Party; and

7.2.3	for material breaches that are not capable of being cured within ninety (90) days, if the breach has continued for ninety (90) days after receipt of written notice by the allegedly breaching Party and the breaching Party has not commenced good faith efforts to cure the breach within its ninety
(90) day cure period. For avoidance of doubt, any material default or breach of an Ancillary Agreement, shall not constitute breach of this Agreement.

7.3	Termination for Failure to Develop. In the event Licensee: (i) does not demonstrate Commercially Reasonable Efforts to Develop the Licensed Product for a period of at least nine (9) consecutive months, or (ii) elects, by written notice to Company, to discontinue Development or Commercialization of the Licensed Product, the Company may terminate this Agreement by providing a Termination Notice.

7.4	Termination for Inadequate Research Results. In the event Licensee discovers unacceptable (in its sole discretion) toxicology data as to EB-002, is unable (in its sole discretion) to identify and produce a stable salt of EB-002 or discovers that Company failed to communicate relevant EB-002 data to Licensee prior to such discovery, Licensee may terminate this Agreement by providing a Termination Notice.

7.5	Termination for Insolvency. Company shall have the right to terminate this Agreement upon Termination Notice if Licensee:

7.5.1	passes a resolution for winding-up of all or a material part of its assets or business (other than a winding-up for the purpose of, or relating to, any solvent amalgamation or reconstruction) or a court enters an order to that effect;

7.5.2	has entered against it an order for relief recognizing it as a debtor under any insolvency or bankruptcy laws (or any equivalent order in any jurisdiction); or

7.5.3	enters into any composition or arrangement with its creditors with respect to all or a material part of its assets or business (other than relating to a solvent restructuring). Notwithstanding the foregoing, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if Licensee consents to the involuntary bankruptcy or if such proceeding is not dismissed or stayed within forty-five (45) days after the filing thereof.

7.6	Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Company to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under the U.S. Bankruptcy Code. The Parties agree that Licensee, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a Bankruptcy proceeding by or against Company under the U.S. Bankruptcy Code (the “Party subject to such proceeding”), Licensee (the “non-subject Party”) shall be entitled to a complete duplicate of (or complete access to, as appropriate) all data relating to Development and Regulatory Approval of the Licensed Product, and all embodiments of such intellectual property related thereto, which shall be promptly delivered (i) upon any such commencement of a Bankruptcy proceeding upon Licensee’s written request therefor, unless Company (x) elects to and does continue to perform all of its obligations under this Agreement, or (y) rejects this Agreement and Licensee elects to treat this Agreement as terminated, or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of Company, upon written request therefor and the election by Licensee to retain its rights under this Agreement. The provisions of this Section 7.6 are without prejudice to any rights that a Party may have arising under any applicable insolvency statute or other applicable law, including the right of a Party to assert that this Agreement is not an executory contract subject to rejection under Section 365 of the U.S. Bankruptcy Code.

7.7	Effects of Termination of this Agreement. Upon termination of this Agreement, all rights licensed by Company to Licensee shall terminate. Notwithstanding the foregoing, Licensee, its Affiliates and Sublicensees shall be entitled to continue to sell (but not to actively promote after the effective date of termination) any existing inventory of Licensed Products in each terminated country of the Territory in accordance with the terms and conditions of this Agreement for a period of one (1) year following the effective date of such termination, and any Licensed Product sold or disposed of during this period shall be subject to the same consideration including without limitation the obligation to pay royalties for Licensed Product as would have applied had this Agreement otherwise remained in full force and effect. Following such period, Licensee, its Affiliates and Sublicensees shall not sell such terminated Licensed Products in such terminated country(ies). All rights and licenses of Sublicensees shall terminate upon termination of the Agreement; provided, that if a Sublicensee is in good standing (i.e., not in uncured material breach of the applicable Sublicense Agreement and not responsible for Licensee’s material breach of this Agreement) and agrees in writing to assume all of the obligations of Licensee and provides Company with written notice thereof within ninety (90) days after termination of the Agreement, then such Sublicense Agreement shall survive with Company assuming such Sublicense Agreement but without assuming any obligations beyond those obligations already owed under this Agreement.

7.8	Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive termination. Subject to and without limiting the terms and conditions of this Agreement, expiration or termination of this Agreement shall not preclude a Party from (i) claiming any other damages, compensation or relief that it may be entitled to upon expiration or termination, (ii) any right to receive amounts accrued under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter and (iii) any right to obtain performance of any obligation provided for in this Agreement which shall survive expiration or termination.

7.9	Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement: Sections 4.4.5, 4.4.6, 8.4 and Articles 1 (to the extent necessary to interpret other surviving sections), 5, 7, 9, 10, 11, and 12. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.

8	ARTICLE 8 - REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMER

8.1	Mutual Representations, Warranties and Covenants. Each Party represents and warrants to the other Party that:

8.1.1	Due Incorporation or Formation; Authorization of Agreement. Such Party is duly incorporated, organized, or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation and has the corporate, company, or partnership power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Party has the necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement and the Ancillary Agreements by such Party has been duly authorized by all necessary corporate, company or partnership action of that Party. This Agreement and each Ancillary Agreement (when entered into) constitutes (and shall constitute) the legal, valid and binding obligation of such Party and is (and shall be) enforceable against it in accordance with its (and their) terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity.

8.1.2	No Conflicts. Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements by such Party nor the consummation by such Party of the transactions contemplated hereby or thereby (i) conflicts with, violates, or will result in a breach in any material respect of any of the terms, conditions or provisions of any applicable Law, (ii) conflicts with, violates, or will result in a breach of or constitute a default under any of the terms, conditions or provisions of, where relevant, the articles of incorporation, bylaws, operating agreement, partnership agreement, or other organizational documents of such Party, (iii) conflicts with, violates, or will result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights within the Field or require any consent, authorization or approval under any agreement or instrument to which such Party is a party or by which that Party or any of their properties or assets is bound, in each case that would have a material adverse effect on that Party’s ability to perform under this Agreement within the Field, or (iv) results or will result in the creation or imposition of any lien upon any of the properties or assets of such Party, in each case would have a material adverse effect on such Party’s ability to perform under this Agreement or any Ancillary Agreement.

8.1.3	Government Authorizations; Consents. Any registration, declaration or filing with, or consent, approval, license, permit, or other authorization or order by, or exemption or other action of, any Government Authority, or any approval or consent of any other Person, that was or is required in connection with the valid execution, delivery, acceptance, and performance by such Party under this Agreement or any Ancillary Agreement were completed, made, or obtained on or before the Effective Date (other than with respect to (i) obtaining Regulatory Approval for the Licensed Product, which shall be sought in accordance with this Agreement, and (ii) post-Effective Date notifications to and/or consents from Governmental Authorities as required by applicable Law).

8.2	Company. Company represents and warrants to Licensee that:

8.2.1	Compliance with Laws. Company has not employed or otherwise used in any capacity the services of any Person (including any employee or subcontractor) in performing any activities with respect to such Company Intellectual Property: (i) that is currently excluded, debarred, suspended, or otherwise ineligible to participate in any governmental healthcare programs, (ii) that has been convicted of a criminal offense related to the provision of healthcare items or has been excluded, debarred, suspended, or otherwise declared ineligible to participate in any governmental healthcare programs, or (iii) that, to Company’s knowledge, is under investigation or involved in any dispute with a Governmental Authority that may result in such Person being excluded, debarred, suspended, or otherwise declared ineligible to participate in any governmental healthcare programs.

8.2.2	Company Intellectual Property. Company: (i) has the authority to grant the licenses herein, (ii) has not granted to a Third Party any right or license or option to practice for any purpose the Company Intellectual Property within the Field, (iii) does not own or control any Patents that may reasonably be necessary or useful to Develop, Manufacture, and/or Commercialize Licensed Products other than the Company Patents, and (iv) has no knowledge of any Patents owned or controlled by any Third Party that may be infringed (with respect to pending patent applications, if the claims as currently pending were granted) by the Development, Manufacture, and/or Commercialization of Licensed Products.

8.2.3	Litigation. As of the Effective Date, there are no actions, suits, proceedings, or investigations pending, or, to the knowledge of Company, threatened against Company relating to any of the Licensed Product or the Development or Manufacture thereof before or by any Government Authority or any arbitrator, and there exist no facts or circumstances likely to give rise to any of the foregoing.

8.2.4	Other License Grants. Company has not granted and will not grant after the Effective Date and during the Term, any right to a Third Party within the Field that would conflict with the rights granted to Licensee hereunder.

8.3	Licensee. Licensee represents and warrants to Company that:

8.3.1	Compliance with Laws. Licensed Products prepared and sold by Licensee shall be in compliance with all applicable Laws and that any Person (including any employee or subcontractor) in performing any activities with respect to Commercialization of the Company Intellectual Property, and all Licensed Products shall be Manufactured in accordance with Regulatory Approvals and all other applicable Laws, Manufacturing processes, and quality requirements, and shall not be adulterated or misbranded under applicable Laws. Licensee has not employed or otherwise used in any capacity the services of any Person (including any employee or subcontractor) in performing any activities with respect to Company Intellectual Property: (i) that is currently excluded, debarred, suspended, or otherwise ineligible to participate in any governmental healthcare programs, (ii) that has been convicted of a criminal offense related to the provision of healthcare items or has been excluded, debarred, suspended, or otherwise declared ineligible to participate in any government healthcare programs, or (iii) that, to Licensee’s knowledge, is under investigation or involved in any dispute with a Government Authority that may result in such Person being excluded, debarred, suspended, or otherwise declared ineligible to participate in any governmental healthcare programs.

8.3.2	Export Compliance. Licensee shall observe all applicable United States and foreign laws and regulations with respect to the research, development, manufacture, marketing and transfer of Licensed Products and related technical data, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulation and hereby represents and covenants that Licensee: (a) is neither a national of, nor controlled by a national of, any country to which the United States prohibits the export or re-export of goods, services, or technology; (b) is not a Person specifically designated as ineligible to export from the United States or deal in U.S. origin goods, services, or technologies; (c) shall not export or re-export, directly or indirectly, any goods, services, or technology to any country or Person (including juridical Persons) to which the United States prohibits the export of goods, technology or services; and (d) in the event that a United States government license or authorization is required for an export or re-export of goods, services, or technology (including technical information acquired Company under this Agreement and/or any products created by using such technical information or any part thereof), shall obtain any necessary United States government license or other authorization prior to undertaking the export or re-export.

8.4	Disclaimer. EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE 8, NEITHER COMPANY NOR LICENSEE MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND EACH OF COMPANY AND LICENSEE EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES WITH RESPECT TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER EXPRESS, STATUTORY OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9	ARTICLE 9 - INDEMNIFICATION

9.1	Indemnity by Company. Company shall indemnify, defend, and hold harmless the Licensee Indemnified Parties from and against any and all Losses to the extent arising out of or relating to Third Party Claims asserted, brought, commenced, or threatened against any Licensee Indemnified Party arising from, out of, or in connection with (i) Company’s breach of its representations, warranties, covenants or obligations under this Agreement or any Ancillary Agreement; or (ii) Company’s willful misconduct, gross negligence, fraudulent acts or omissions of Company, or any violation of applicable Law by Company.

9.2	Indemnity by Licensee. Licensee shall indemnify, defend, and hold harmless the Company Indemnified Parties from and against any and all Losses to the extent arising out of or relating to Third Party Claims asserted, brought, commenced, or threatened against any Company Indemnified Party arising from, out of, or in connection with: (i) Licensee’s breach of its representations, warranties, covenants or obligations under this Agreement or any Ancillary Agreement; (ii) Licensee’s willful misconduct, gross negligence, fraudulent acts or omissions of Licensee, or any violation of applicable Law by Licensee; or (iii) any bodily injury or death or property damage arising from or in connection with the Development, Manufacture or Commercialization of a Licensed Product (in each case excluding Claims for which Company is required to indemnify Licensee in accordance with Section 9.1, or in connection with Company’s willful misconduct, gross negligence, fraudulent acts or omissions of Company, or any violation of applicable Law by Company).

9.3	Indemnification Procedures.

9.3.1	Notice of Claim. Any Licensee Indemnified Party or Company Indemnified Party asserting a right of indemnification under this Article 9 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) in writing (the “Indemnity Notice”) promptly after receiving written notice of a Third Party Claim against it, describing the Third Party Claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that, the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been materially prejudiced thereby.

9.3.2	Defense of Third Party Claims. The Indemnitor shall assume the defense of each Claim brought by a Third-Party giving rise to a right of indemnification (“Third Party Claim”). The Indemnitor shall, at the Indemnitor’s expense and with counsel of its choosing, conduct and control the defense and the disposition or, subject to Section 9.3.2.3, settlement of the Third-Party Claim (including all decisions relative to litigation, appeal, and settlement), provided that:

9.3.2.1	The Indemnitee shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of separate counsel shall be borne by the Indemnitee; and

9.3.2.2	the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a Third-Party Claim if, pursuant to or as a result of settlement or cessation, injunctive or other equitable relief will be imposed against Indemnitee or if settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to the Third Party Claim, without prejudice.

10	ARTICLE 10 - LIMITATION OF LIABILITY

Limitation of Liability. EXCEPT WITH RESPECT TO PAYMENTS OWED OR THE OBLIGATIONS OF EACH PARTY SET FORTH IN ARTICLE 5, ARTICLE 6, AND ARTICLE 9, NEITHER PARTY NOR ITS AFFILIATES SHALL BE LIABLE FOR PUNITIVE, EXEMPLARY, CONSEQUENTIAL, OR SPECIAL DAMAGES, OR LOST PROFITS, LOST REVENUE, OR LOST SAVINGS, CONNECTED WITH, OR ARISING OR RESULTING FROM, ANY PERFORMANCE OR LACK OF PERFORMANCE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, EVEN IF SUCH DAMAGES WERE FORESEEABLE OR THE PARTY SOUGHT TO BE HELD LIABLE WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND IN EACH CASE REGARDLESS OF WHETHER A CLAIM IS BASED ON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE. NEITHER PARTY SHALL ALLEGE THAT ANY REMEDY OR ANY PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE. ARTICLE 11 - dispute resolution

Any Dispute shall be resolved as provided in this Article 11 and, to the extent applicable, Article 12.

10.1	Informal Dispute Resolution. The Parties shall attempt in good faith to resolve any Dispute in the first instance utilizing the dispute resolution procedures set forth in this Section 11.1. In the event of any Dispute, each Party may initiate the dispute resolution procedures set forth in this Section 11.1 by providing written notice of the Dispute to the other Party. The Parties shall first attempt to resolve its Dispute in good faith by escalating the Dispute to an authorized representative of each Party. The authorized representatives of each Party shall work in good faith to develop a plan to resolve the Dispute. If the matters are not resolved within twenty (20) days (“Resolution Period”) through such discussions, either Party may elect to seek resolution of the Dispute as provided in Section 10.2 hereof upon failure to timely agree upon a resolution.

10.2	Arbitration. If, in accordance with Section 11.1, the Parties have not reached a mutually acceptable resolution to the applicable Dispute following the informal dispute resolution process set forth in Section 11.1, either Party may submit such Dispute to final and binding arbitration in accordance with the Arbitration Rules of American Arbitration Association (“AAA”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The arbitration shall be conducted in English and the arbitration venue shall be in the State of Delaware. The arbitrator(s) shall not have the authority or power to act as an amicable compositeur or to fashion any relief or remedy that would have the effect of modifying or amending the terms of this Agreement or creating additional rights or obligations of a Party. The decision of the arbitration tribunal shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction, and no Party shall seek redress against the other in a court or tribunal except solely for the purpose of obtaining execution of the arbitral award or of obtaining a judgment consistent with the award. Any monetary award made in arbitration shall be made and payable in U.S. Dollars. Subject to Section 11.1 and this Section 11.2, either Party may initiate litigation as outlined in Section 11.3 or seek equitable relief as outlined in Section 12.14.

10.3	Formal Proceedings; Equitable Relief. Notwithstanding anything to the contrary in this Article 11, each Party may institute formal court proceedings at any time in order to avoid the expiration of any applicable limitations period, to preserve a position with respect to creditors, or to seek equitable relief in accordance with Section 12.14.

11	ARTICLE 12 – MISCELLANEOUS

11.1	Assignment. This Agreement shall be binding on the Parties and their respective successors and permitted assigns. Except as expressly set forth in this Agreement (and subject to Section 2.9), neither Party may assign this Agreement (including by operation of law, change of control, merger, or sale of assets) without the prior written consent of the other Party; provided, however, that: (i) either Party may, without consent (a) collaterally assign, transfer or pledge its rights under this Agreement, in whole or in part, to any person for financing purposes, or (b) assign, delegate or otherwise transfer, in whole or in part, this Agreement or its rights or obligation hereunder, to an Affiliate, provided that Party shall remain responsible and liable for the performance by its Affiliate of its obligations hereunder; and (ii) either Party may, without consent, assign or otherwise transfer this Agreement in whole or in part, and its rights and obligations hereunder to any Third Party in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction, to or with such Third Party.

11.2	Complete Agreement. This Agreement and the Ancillary Agreements contain the complete agreement among the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. The Schedules and Exhibits to this Agreement shall be deemed incorporated into this Agreement by reference and shall form a part of this Agreement. The various parts of this Agreement and the Ancillary Agreements are intended to be complementary; however, unless explicitly stated otherwise in any Ancillary Agreement, any inconsistency, ambiguity, or conflict between this Agreement, its Attachments, Exhibits, and Schedules, any Ancillary Agreements and any Attachments, Exhibits, and Schedules thereto shall be resolved in the following order of precedence (with (i) having the highest priority): (i) the main body of this Agreement; (ii) Attachments, Exhibits, and Schedules to this Agreement; (iii) Ancillary Agreements; and (iv) Attachments, Exhibits, and Schedules to any Ancillary Agreement.

11.3	Amendment/Waiver. Except as expressly set forth in this Agreement, this Agreement (including any Attachments, Exhibits and Schedules) may be amended only in a writing executed by Licensee and Company. Except as expressly set forth in this Agreement, no provision of this Agreement may be waived except in a writing executed and delivered by the Party against whom such waiver is sought to be enforced. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend, waive, or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

11.4	Consents and Approvals. Whenever a term of this Agreement requires agreement, consent, permission, or approval of a Party, that Party will act reasonably and in good faith and will not unreasonably withhold, delay, or condition such agreement, consent, permission, or approval, unless this Agreement expressly establishes some other standard with respect thereto, such as exercise of a Party’s sole discretion or the right to withhold any of the foregoing for any reason or no reason.

11.5	Governing Law. The internal law (and not the law of conflicts) of the State of Delaware, United States, shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

11.6	Severability. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, that provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of provisions or the remaining provisions of this Agreement.

11.7	Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by overnight courier service of national standing for next day delivery (with charges prepaid), on the business day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) business day following the date of such deposit, or (iv) if delivered by fax, provided the relevant transmission report indicates a full and successful transmission, (a) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (b) on the next business day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission. Notices, demands and communications to Company and Licensee shall, unless another address is specified in writing pursuant to the provisions of this Agreement, be sent to the following address:

Notices to Company:

Enveric Biosciences, Inc.

4851 Tamiami Trail N, Suite 200

Naples, FL 34103 Attention: Joseph Tucker Phone: (508) 627-0485

Email: jtucker@enveric.com

with a copy to (which shall not constitute notice to Company):

Dickinson Wright PLLC

1850 North Central Avenue, Suite 1400

Phoenix, Arizona 85004

Attention: Bradley J. Wyatt

Email: bwyatt@dickinsonwright.com

Notices to Licensee:

MycoMedica Life Sciences, PBC

50 SE Nelson Road

Shelton, WA 98584-7217

Attention: Sanjay Dubé

Phone: +1 949-992-3540

Email: sdube@mycomedica.com

with a copy to (which shall not constitute notice to Licensee):

MycoMedica Life Sciences, PBC

50 SE Nelson Road

Shelton, WA 98584-7217

Attention: Ryan Murphy

Phone: 415-605-4553

Email: rmurphy@mycomedica.com

Either Party may change its address(es) set forth in this Section 12.7 at any time by giving prior written notice to the other Party of such change as provided above.

11.8	Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make any payment) to the extent such failure or delay directly results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, or other similar natural disasters or acts of God, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, or civil commotion (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party of a Force Majeure Event promptly (but in any event within five (5) days) after the occurrence of such Force Majeure Event by giving written notice to the other Party stating the nature of such Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to promptly remedy its inability to perform and recommence performance.

11.9	Third Party Beneficiaries. Except as expressly stated in this Agreement or any Ancillary Agreement with respect to each Party’s Affiliates and the indemnitees described in Article 9, the terms and provisions of this Agreement or any Ancillary Agreement are intended solely for the benefit of each Party and its respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, including employees.

11.10	Relationship of the Parties. In no event shall this Agreement or any Ancillary Agreement be deemed to create: (i) a partnership, joint venture, or other joint business arrangement between Licensee or any of its Affiliates, on the one hand, and Company, on the other hand; (ii) any fiduciary duty owed by a Party or any of its Affiliates to the other Party or any of its Affiliates; (iii) a relationship of employer and employee between a Party or any of its Affiliates and the other Party or any of its Affiliates; or (iv) any basis for any employee of a Party to claim that he or she is an employee of the other Party.

11.11	Payments. All monetary amounts set forth in this Agreement or any Ancillary Agreement are in U.S. Dollars, and all payments to be made under this Agreement or any Ancillary Agreement shall be made by wire transfer of immediately available funds into an account designated by the receiving Party or otherwise pursuant to reasonable instructions set forth in the applicable invoice delivered by the receiving Party. Unless stated otherwise, all payments shall be due and payable within thirty (30) days of: (i) the applicable payment period, or payable event, or (ii) receipt of an applicable invoice. All late payments under this Agreement or any Ancillary Agreement shall bear interest from the date due until paid at a rate equal to the lesser of (i) one-half percent (0.5%) per month, and (ii) the maximum amount permitted by applicable Law. The payment of interest shall not limit the receiving Party from exercising any other right it may have as a consequence of the lateness of any payment.

11.12	Construction. Each of Licensee and Company confirm that it and its respective counsel have reviewed, negotiated, and adopted this Agreement as the joint agreement and understanding of the Parties and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no such caption had been used in this Agreement. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or) (for clarity, the use of the word either shall not mean “and/or”). The terms “include,” “includes,” and “including” as used herein are not limiting and shall be deemed to be followed (whether or not so followed) by “without limitation” so as not to limit the generality of any description preceding such term.

11.13	Further Assurances. Each Party agrees that from time-to-time, at the request of the other Party and without further consideration, it shall execute and deliver such other documents and take such other actions as the other Party may reasonably request to effectuate the transactions contemplated by this Agreement.

11.14	Specific Performance. The Parties agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage may occur, no adequate remedy at law may exist and damages would be difficult to determine, and that each Party shall be entitled to seek an injunction and/or specific performance of the terms of this Agreement, without the need to prove irreparable damage or otherwise post a bond or other security.

11.15	Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if both Parties had signed the same document, each of which shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a telecopy machine or electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise (i) the use of Electronic Delivery to deliver a signature or (ii) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

IN WITNESS WHEREOF, the Parties (in the case of Company and Licensee, through their duly authorized representatives) have executed this Agreement in multiple counterparts as of the date and year first above written.

ENVERIC BIOSCIENCES, INC.		MYCOMEDICA LIFE SCIENCES, PBC

By:		By:
Name:	Joseph Tucker	Name:	Sanjay Dube, MD
Title:	Chief Executive Officer	Title:	Chief Executive Officer and Chief Medical Officer

SCHEDULE A

COMPANY INTELLECTUAL PROPERTY

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SCHEDULE B

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